Exhibit 99.1

US $

Resolute Reports Preliminary Fourth Quarter and 2016 Results

•	Q4 GAAP net loss of $45 million or $0.50 per share / 2016 GAAP net loss of $81 million or $0.90 per share
•	Q4 adjusted EBITDA of $67 million / $279 million for the full year
•	Liquidity at $468 million

MONTRÉAL, CANADA, February 2, 2017 – Resolute Forest Products Inc. (NYSE: RFP) (TSX: RFP) today reported a net loss for the quarter ended December 31, 2016, of $45 million, or $0.50 per share, compared to a GAAP net loss of $214 million, or $2.39 per share, in the same period in 2015. Sales were $889 million in the quarter, essentially unchanged from the fourth quarter of 2015. Excluding special items, the company reported a net loss of $3 million, or $0.03 per share, compared to a net loss of $26 million, or $0.29 per share, in the fourth quarter of 2015.

For the year, the company reported a GAAP net loss of $81 million, or $0.90 per share, compared to a net loss of $257 million, or $2.78 per share, in 2015. Annual sales were $3.5 billion, down $100 million, or 3%, from the previous year. Excluding special items, the company reported net income of $4 million, or $0.04 per share, compared to a net loss of $24 million, or $0.26 per share, in 2015.

“We maintained our focus on costs and reliability, delivering improved operating performance compared to the third quarter,” said Richard Garneau, president and chief executive officer. “Contribution from our paper segments ended the year on a solid note, as cost reductions offset price declines. Our pulp segment showed great resilience despite market pricing pressures, as our continuous digester at Calhoun had higher production and chemical costs were brought under control. In tissue, our efforts at Atlas started to yield results and our Calhoun converting operations are now fully commissioned. We expect the startup of our new tissue machine to begin over the coming weeks. In wood products, we maintained our volume gains from prior quarters and recorded one of our strongest annual performances in recent years.”

Non-GAAP financial measures, such as adjustments for special items and adjusted EBITDA, are explained and reconciled below.

Operating Income Variance Against Prior Period

Consolidated

Following a review of our recycled newsprint assets during the fourth quarter of 2016, we recorded impairment and other associated charges of $27 million. Excluding these items, we generated operating income of $9 million, substantially unchanged from the third quarter. Items negatively impacting our results, such as pricing ($15 million), higher costs for fiber ($10 million) and purchased energy ($5 million), were largely offset by higher overall volume ($9 million), lower chemical costs ($7 million), favorable foreign exchange ($4 million) and reduced selling, general and administrative expenses ($3 million).

The company reported an operating loss of $26 million for the full-year period, compared to a loss of $219 million for 2015. This is mainly the result of an asset impairment recorded at our Catawba (South Carolina) facility in the fourth quarter of 2015. Also positively impacting the results were foreign exchange ($74 million), reductions in pension and other postretirement benefit (“OPEB”) costs ($45 million), lower purchased energy expenses ($31 million), depreciation ($31 million), and fiber costs ($21 million). Conversely, declines in overall pricing ($104 million) and volumes ($7 million), as well as increases in maintenance costs ($20 million) affected our 2016 performance.

Market Pulp

Operating income in the market pulp segment was $6 million in the fourth quarter, an increase of $1 million relative to the third quarter. This improvement resulted from a stronger operating performance and a 45,000 metric tons increase in shipments during the quarter. The operating cost per unit (the “delivered cost”) fell by $17 per metric ton, to $575 per metric ton, explained mostly by the higher volumes and lower chemical costs, offset by higher pricing for recycled fiber. On the other hand, the overall average transaction price fell by $18 per metric ton, as gains in fluff and recycled bleached kraft were insufficient to offset declines in hardwood and softwood grades. EBITDA was $15 million for the quarter, unchanged from the third quarter. Finished goods inventory was 91,000 metric tons at the end of the quarter, down 9,000 metric tons when compared to the previous quarter.

For 2016, the segment generated operating income of $43 million, a reduction of $33 million when compared to the previous year. This mostly reflects a significant reduction in pricing, which fell by $44 per metric ton, or 7%. This impact was partially offset by a lower delivered cost, which was mostly explained by a reduction in depreciation and amortization following a review of the estimated economic useful life of our fixed assets conducted at the beginning of 2016.

Tissue

The tissue segment generated operating income of $1 million during the quarter, $6 million more than the previous quarter. This result was largely due to a substantial reduction in the delivered cost, which fell by 27% over the quarter, reflecting an adjustment in amortization expense of $2 million and progress in reducing costs. Offsetting those gains were reductions in shipments and a marginal decline in pricing. EBITDA was slightly positive for the quarter, an improvement of $3 million when compared to the third quarter.

For the year, the segment reported an operating loss of $10 million, and negative EBITDA of $5 million.

Wood Products

The wood products segment generated operating income of $17 million in the quarter, compared to $36 million against the previous quarter. While prices slipped by $4 per thousand board feet to $327, the delivered cost increased by $29 per thousand board feet, prompted by seasonally higher fiber usage and higher operating expenses. Shipments were 503 million board feet during the quarter, very close to the third quarter. EBITDA for the segment was $25 million, compared to $43 million in the third quarter. Finished goods inventory increased slightly, by 3 million board feet, or 2%, to 124 million board feet.

For 2016, the wood products segment reported operating income of $69 million, up significantly from the $2 million reported for the previous year. This performance is explained mainly by the weaker Canadian dollar, which resulted in $32 per thousand board feet drop in our delivered cost. Our profitability was also supported by incremental volumes from Ontario’s Atikokan and Ignace sawmills and higher efficiency across our other facilities. Shipments for the year were 1.8 billion board feet, 10% higher than the previous year. Consequently, the segment generated $100 million of EBITDA, a significant increase from $39 million in 2015.

Newsprint

The newsprint segment generated operating income of $1 million in the quarter, compared to an operating loss of $8 million in the third quarter. Our overall transaction price slipped by $3 per metric ton to $512 per metric ton during the period, as structural demand declines continued and weakening global currencies made North American producers less competitive. However, shipments rose, mainly in North America, by 23,000 metric tons. Supported by the higher volumes, the delivered cost fell by $19 per metric ton compared to the previous quarter. EBITDA more than doubled when compared to the third quarter, reaching $19 million. Finished goods inventory was unchanged from the prior period at 105,000 metric tons.

On an annual basis, the newsprint segment reported an operating loss of $15 million, an improvement of $8 million from the previous year. The year-over-year transaction price was lower by $8 per metric ton, as challenging overseas market conditions, weaker global currencies, and lower demand negated pricing gains in domestic markets. Delivered costs, on the other hand, fell by 2%, or $11 per metric ton over the same period, mainly resulting from lower power and steam costs and a favorable foreign exchange impact. Shipments declined by 7%, resulting primarily from the shutdown of a paper machine at our Augusta (Georgia) facility in 2016 and targeted downtime at certain facilities to balance production with customer orders, mostly for export markets. EBITDA reached $59 million for the year.

Specialty Papers

The specialty papers segment recorded operating income of $4 million in the fourth quarter, an improvement of $6 million when compared to the previous quarter. As expected, demand continues to decline for most product grades. This, combined with seasonal effects, resulted in a reduction in shipments, which declined by 29,000 short tons, and pricing, which slipped by $7 per short ton. However, the delivered cost went down by $23 per short ton, mainly resulting from lower chemical expenses. Consequently, EBITDA rose by $6 million against the previous quarter, reaching $15 million. Finished goods inventory ended the quarter at 92,000 short tons, an increase of 17,000 short tons.

On a year-over-year basis, the segment recorded a decline of $4 million in operating income, falling to $25 million for 2016. The change is mostly the result of lower demand, which negatively impacted overall pricing by $28 per short ton, and a 4% reduction in shipments, which ended the year at 1.5 million short tons. The delivered cost improved when compared to 2015, explained mostly by the favorable impact of a weaker Canadian dollar and lower depreciation and amortization resulting from the asset impairment recorded at our Catawba facility in the last quarter of 2015. Annual EBITDA for the segment was $70 million.

Consolidated Quarterly Operating Income Variance Against Year-Ago Period

The company recorded an operating loss of $18 million for the fourth quarter, compared to an operating loss of $226 million in the year-ago period. This improvement was largely the result of the impairment of assets at the Catawba facility in the fourth quarter of 2015. In addition, reductions in pension and OPEB costs ($22 million), depreciation and amortization ($12 million), as well as selling, general and administrative expenses ($11 million) were also lower when compared to the same period in 2015.

The average transaction price for market pulp and specialty papers fell by 5% and 4% respectively, while wood products rose by 10% and newsprint increased by 6%, resulting in an overall favorable variance of $10 million on pricing when compared to last year.

Shipments rose by 10% in market pulp, mostly through incremental production from the continuous digester at Calhoun (Tennessee). Similarly, wood products shipments rose by 13% to reach 503 million board feet, the result of production improvements in Atikokan, Ignace and a number of our other wood product facilities.

Conversely, shipments of newsprint and specialty papers both declined by 11%, largely the result of the closure of a newsprint machine at Augusta in May of 2016 and incremental downtime at our Thorold (Ontario) newsprint facility, as well as reduced specialty papers volumes owing to structural declines in demand.

Inventories have increased in both newsprint and specialty papers, by 15% and 5%, respectively, while falling by 5% in wood products and remaining substantially unchanged in market pulp.

Corporate and Finance

During the quarter, the company borrowed an additional $35 million from its available revolving credit facilities to finance the investment in the Calhoun tissue facility. As a result, long-term debt rose to $762 million, representing a net increase of $171 million for 2016. Cash and cash equivalents fell to $35 million, while liquidity remained solid at $468 million.

The net pension and OPEB liability on our balance sheet rose by $184 million in the quarter, which was mostly explained by a reduction in the applicable discount rate, partially offset by regular contributions.

Outlook

Mr. Garneau added: “2016 was a critical year in our business transformation. We deployed significant capital and increased our leverage to accelerate our transformation towards more sustainable and profitable business segments. We are nearing the completion of these capital projects, and we remain confident in our ability to compete in these segments despite unfavorable short-term market dynamics. In market pulp, market conditions appear more favorable over the next two quarters given recent price increase announcements, but we anticipate the latter part of 2017 to be more challenging. In wood products, we anticipate that the North American market will continue its gradual recovery. In the paper segments, we expect that previously announced capacity reductions in the first quarter will support stable market dynamics, particularly in newsprint. From a financial perspective, the changes in of our pension funding obligations announced in December are expected to unlock significant liquidity in the next four years, which should provide additional financial flexibility.

For 2017, our priorities will be the ramp-up of the tissue operations at Calhoun, the continued deployment of our improvement plan at Atlas, and a sustained focus on operating performance to maximize profitability in demand-challenged paper markets. Finally, as we move through the Canada-U.S. trade dispute for supercalendered paper and lumber, our capital expenditures will be lowered and opportunities to reduce net debt will be identified with the goal of decreasing our leverage.”

Earnings Conference Call

The company will hold a conference call to discuss the financial results at 9:00 a.m. (ET) today. The public is invited to join the call at (877) 223-4471 at least fifteen minutes before its scheduled start time. A simultaneous webcast will also be available using the link provided under “Presentations and Webcasts” in the “Investors” section of www.resolutefp.com. A replay of the webcast will be archived on the company’s website; a phone replay will also be available until February 16 by dialing (800) 585-8367, conference number 57681487.

Description of Special Items

Special items	2016		2015
(in millions)	Fourth quarter	Full year	Fourth quarter	Full year
Foreign currency translation loss	10	7	2	4
Closure costs, impairment and other related charges	25	62	173	181
Inventory write-downs related to closures	2	7	1	2
Start-up costs	3	8	1	5
Net gain on disposition of assets	—	(2)	—	—
Non-operating pension and OPEB costs	6	24	27	66
Acquisition-related costs	—	—	4	4
Other income, net	(3)	(14)	(1)	(8)
Income tax effect of special items	(1)	(7)	(19)	(21)

Total	42	85	188	233

Cautionary Statements Regarding Forward-Looking Information

Statements in this press release and the earnings conference call and webcast referred to above that are not reported financial results or other historical information of Resolute Forest Products Inc. are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. They include, for example, statements relating to our: efforts and initiatives to reduce costs and increase revenues and profitability; business and operating outlook; future financial results, including EBITDA; assessment of market conditions; growth and diversification strategies and prospects, and the growth potential of the company and the industry in which it operates; liquidity; future cash flows, including as a result of the re-organization of our pension funding obligations; and strategies for achieving our goals generally. Forward-looking statements may be identified by the use of forward-looking terminology such as the words “should,” “would,” “could,” “will,” “may,” “expect,” “believe,” “anticipate,” “attempt,” “project” and other terms with similar meaning indicating possible future events or potential impact on our business or our shareholders.

The reader is cautioned not to place undue reliance on these forward-looking statements, which are not guarantees of future performance. These statements are based on management’s current assumptions, beliefs and expectations, all of which involve a number of business risks and uncertainties that could cause actual results to differ materially. The potential risks and uncertainties that could cause the company’s actual future financial condition, results of operations and performance to differ materially from those expressed or implied in this press release and the conference call and webcast referred to above include, but are not limited to, the impact of: developments in non-print media, transmission and storage technologies, which are expected to continue to adversely affect the demand for some of our key products, and the effectiveness of our responses to these developments; any additional closure costs and long-lived asset or goodwill impairment or accelerated depreciation charges; currency fluctuations; global economic conditions; intense competition in the forest products industry; negative publicity, even if unjustified; the highly cyclical nature of the forest products industry; contributions to our Canadian pension plans at levels higher than expected; the terms of our outstanding indebtedness, which could restrict our current and future operations; our ability to maintain adequate capital resources to provide for all of our substantial capital requirements; any inability to successfully implement our strategies to increase our earnings power; the possible failure to successfully integrate acquired businesses with ours or to realize the expected benefits of acquisitions, such as our acquisition of Atlas, or divestitures or other strategic transactions or projects we have pursued or may pursue, including our Calhoun tissue project; any failure to comply with environmental or other laws or regulations, even if inadvertent; unanticipated outcomes of legal proceedings or disputes in which we are involved; future regulation of our Canadian exports to the United States, including softwood lumber and supercalendered paper; our exports from one country to another country becoming or remaining subject to countervailing duties, cash deposit requirements, border taxes, quotas or other trade conditions or remedies, which could require us to set aside or pay a substantial amount of cash and impact the competitive position of the affected operations; any difficulties in obtaining wood fiber at favorable prices, or at all; changes in the cost of purchased energy and other raw materials; any labor disputes; uncertainty or changes in political or economic conditions in Canada, the United States or other countries in which our products are manufactured or sold; physical and financial risks associated with climate change; any additional environmental or health and safety liabilities; disruptions to our supply chain, operations or the delivery of our products; losses that are not covered by insurance; the actions of holders of a significant percentage of our common stock; extreme weather conditions or natural or man-made disasters; cyber security risks; and the potential risks and uncertainties described under the heading “Risk Factors” in Part I, Item 1A of the company’s annual report on Form 10-K for the year ended December 31, 2015.

All forward-looking statements in this press release and in the conference call and webcast referred to above are expressly qualified by the cautionary statements contained or referred to above and in the company’s other filings with the U.S. Securities and Exchange Commission and the Canadian securities regulatory authorities. The company disclaims any obligation to publicly update or revise any forward-looking information, whether as a result of new information, future events or otherwise, except as required by law.

About Resolute Forest Products

Resolute Forest Products is a global leader in the forest products industry with a diverse range of products, including market pulp, tissue, wood products, newsprint and specialty papers. The company owns or operates over 40 pulp, paper, tissue and wood products facilities in the United States, Canada and South Korea, as well as power generation assets in Canada and the United States. Marketing its products in close to 80 countries, Resolute has third-party certified 100% of its managed woodlands to internationally recognized sustainable forest management standards. The shares of Resolute Forest Products trade under the stock symbol RFP on both the New York Stock Exchange and the Toronto Stock Exchange.

Resolute has received regional, North American and global recognition for its leadership in corporate social responsibility and sustainable development, as well as for its business practices. Visit resolutefp.com for more information.

Contacts

Investors	Media and Others
Alain Bourdages	Seth Kursman
Vice President, Investor Relations	Vice President, Corporate Communications,
514 394-2233	Sustainability and Government Affairs
ir@resolutefp.com	514 394-2398
seth.kursman@resolutefp.com

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Sales	$889	$894	$3,545	$3,645
Costs and expenses:
Cost of sales, excluding depreciation, amortization and distribution costs	690	729	2.716	2,826
Depreciation and amortization	49	61	206	237
Distribution costs	109	112	440	460
Selling, general and administrative expenses	34	45	149	160
Closure costs, impairment and other related charges (1)	25	173	62	181
Net gain on disposition of assets	—	—	(2)	—

Operating loss	(18)	(226)	(26)	(219)
Interest expense	(9)	(9)	(38)	(41)
Other (expense) income, net (2)	(7)	(1)	7	4

Loss before income taxes	(34)	(236)	(57)	(256)
Income tax (provision) benefit	(10)	23	(19)	1

Net loss including noncontrolling interests	(44)	(213)	(76)	(255)
Net income attributable to noncontrolling interests	(1)	(1)	(5)	(2)

Net loss attributable to Resolute Forest Products Inc.	$(45)	$(214)	$(81)	$(257)

Net loss per share attributable to Resolute Forest Products Inc. common shareholders:
Basic	$(0.50)	$(2.39)	$(0.90)	$(2.78)
Diluted	(0.50)	(2.39)	(0.90)	(2.78)

Weighted-average number of Resolute Forest Products Inc. common shares outstanding:
Basic	90.1	89.4	89.9	92.4
Diluted	90.1	89.4	89.9	92.4

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$35	$58
Accounts receivable, net:
Trade	358	377
Other	83	92
Inventories, net	570	541
Other current assets	35	43

Total current assets	1,081	1,111

Fixed assets, net	1,842	1,810
Amortizable intangible assets, net (3)	70	105
Goodwill (3)	81	59
Deferred income tax assets	1,039	982
Other assets	164	153

Total assets	$4,277	$4,220

Liabilities and equity
Current liabilities:
Accounts payable and accrued liabilities	$466	$436
Current portion of long-term debt	1	1

Total current liabilities	467	437

Long-term debt, net of current portion	761	590
Pension and other postretirement benefit obligations	1,281	1,186
Deferred income tax liabilities	2	2
Other liabilities	55	60

Total liabilities	2,566	2,275

Commitments and contingencies
Equity:
Resolute Forest Products Inc. shareholders’ equity:
Common stock	—	—
Additional paid-in capital	3,775	3,765
Deficit	(1,207)	(1,126)
Accumulated other comprehensive loss	(755)	(587)
Treasury stock at cost	(120)	(120)

Total Resolute Forest Products Inc. shareholders’ equity	1,693	1,932

Noncontrolling interests	18	13

Total equity	1,711	1,945

Total liabilities and equity	$4,277	$4,220

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Twelve Months Ended December 31,
	2016	2015
Cash flows from operating activities:
Net loss including noncontrolling interests	$(76)	$(255)
Adjustments to reconcile net loss including noncontrolling interests to net cash provided by operating activities:
Share-based compensation	11	12
Depreciation and amortization	206	237
Closure costs, impairment and other related charges	59	176
Inventory write-downs related to closures	7	2
Deferred income taxes	14	3
Net pension contributions and other postretirement benefit payments	(125)	(62)
Net gain on disposition of assets	(2)	—
(Gain) loss on translation of foreign currency denominated deferred income taxes	(28)	199
Loss (gain) on translation of foreign currency denominated pension and other postretirement benefit obligations	27	(184)
Gain on disposition of equity method investment	(5)	—
Net planned major maintenance payments	(3)	(3)
Changes in working capital:
Accounts receivable	26	87
Inventories	(37)	10
Other current assets	7	(4)
Accounts payable and accrued liabilities	(3)	(85)
Other, net	3	5

Net cash provided by operating activities	81	138

Cash flows from investing activities:
Cash invested in fixed assets	(249)	(185)
Acquisition of Atlas Paper Holdings, Inc., including cash overdraft acquired	—	(159)
Acquisition of a sawmill in Senneterre, Quebec	(6)	—
Disposition of assets	5	—
Increase in countervailing duty cash deposits	(23)	(4)
Increase in deposit requirements for letters of credit, net	—	(4)

Net cash used in investing activities	(273)	(352)

Cash flows from financing activities:
Net borrowings under revolving credit facilities	125	—
Issuance of long-term debt	46	—
Payments of debt	(1)	—
Payments of financing and credit facility fees	(1)	(3)
Purchases of treasury stock	—	(59)

Net cash provided by (used in) financing activities	169	(62)

Effect of exchange rate changes on cash and cash equivalents	—	(3)

Net decrease in cash and cash equivalents	(23)	(279)
Cash and cash equivalents:
Beginning of period	58	337

End of period	$35	$58

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF OPERATING INCOME AND NET INCOME ADJUSTED FOR SPECIAL ITEMS

A reconciliation of our operating income, net income and net income per share reported before special items is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of non-GAAP measures.

Three months ended December 31, 2016 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(18)	$(45)	$(0.50)

Adjustments for special items:
Foreign currency translation loss	—	10	0.11
Closure costs, impairment and other related charges	25	25	0.28
Inventory write-downs related to closures	2	2	0.02
Start-up costs	3	3	0.03
Non-operating pension and OPEB costs	6	6	0.07
Other income, net	—	(3)	(0.03)
Income tax effect of special items	—	(1)	(0.01)

Adjusted for special items	$18	$(3)	$(0.03)

Three months ended December 31, 2015 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(226)	$(214)	$(2.39)

Adjustments for special items:
Foreign currency translation loss	—	2	0.02
Closure costs, impairment and other related charges	173	173	1.94
Inventory write-downs related to closures	1	1	0.01
Start-up costs	1	1	0.01
Non-operating pension and OPEB costs	27	27	0.30
Acquisition-related costs	4	4	0.04
Other income, net	—	(1)	(0.01)
Income tax effect of special items	—	(19)	(0.21)

Adjusted for special items	$(20)	$(26)	$(0.29)

Twelve months ended December 31, 2016 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(26)	$(81)	$(0.90)

Adjustments for special items:
Foreign currency translation loss	—	7	0.08
Closure costs, impairment and other related charges	62	62	0.69
Inventory write-downs related to closures	7	7	0.08
Start-up costs	8	8	0.09
Net gain on disposition of assets	(2)	(2)	(0.02)
Non-operating pension and OPEB costs	24	24	0.26
Other income, net	—	(14)	(0.16)
Income tax effect of special items	—	(7)	(0.08)

Adjusted for special items	$73	$4	$0.04

Twelve months ended December 31, 2015 (unaudited, in millions, except per share amounts)	Operating income (loss)	Net income (loss)	EPS
GAAP, as reported	$(219)	$(257)	$(2.78)

Adjustments for special items:
Foreign currency translation loss	—	4	0.04
Closure costs, impairment and other related charges	181	181	1.96
Inventory write-downs related to closures	2	2	0.02
Start-up costs	5	5	0.06
Non-operating pension and OPEB costs	66	66	0.72
Acquisition-related costs	4	4	0.04
Other income, net	—	(8)	(0.09)
Income tax effect of special items	—	(21)	(0.23)

Adjusted for special items	$39	$(24)	$(0.26)

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA

A reconciliation of our net income including noncontrolling interests to EBITDA and Adjusted EBITDA is presented in the tables below. See Note 1 to the Reconciliations of Non-GAAP Measures regarding our use of the non-GAAP measures EBITDA and Adjusted EBITDA.

Three months ended December 31, 2016 (unaudited, in millions)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$6	$1	$17	$1	$4	$(73)	$(44)
Interest expense						9	9
Income tax provision						10	10
Depreciation and amortization	9	(1)	8	18	11	4	49

EBITDA	$15	$—	$25	$19	$15	$(50)	$24

Foreign currency translation loss						10	10
Closure costs, impairment and other related charges						25	25
Inventory write-downs related to closures						2	2
Start-up costs						3	3
Non-operating pension and OPEB costs						6	6
Other income, net						(3)	(3)

Adjusted EBITDA	$15	$—	$25	$19	$15	$(7)	$67

Three months ended December 31, 2015 (unaudited, in millions)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$17	$(1)	$(8)	$(13)	$(2)	$(206)	$(213)
Interest expense						9	9
Income tax benefit						(23)	(23)
Depreciation and amortization	13	1	11	16	17	3	61

EBITDA	$30	$—	$3	$3	$15	$(217)	$(166)
Foreign currency translation loss						2	2
Closure costs, impairment and other related charges						173	173
Inventory write-downs related to closures						1	1
Start-up costs						1	1
Non-operating pension and OPEB costs						27	27
Acquisition-related costs						4	4
Other income, net						(1)	(1)

Adjusted EBITDA	$30	$—	$3	$3	$15	$(10)	$41

Twelve months ended December 31, 2016 (unaudited, in millions)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total
Net income (loss) including noncontrolling interests	$43	$(10)	$69	$(15)	$25	$(188)	$(76)
Interest expense						38	38
Income tax provision						19	19
Depreciation and amortization	37	5	31	74	45	14	206

EBITDA	$80	$(5)	$100	$59	$70	$(117)	$187
Foreign currency translation loss						7	7
Closure costs, impairment and other related charges						62	62
Inventory write-downs related to closures						7	7
Start-up costs						8	8
Net gain on disposition of assets						(2)	(2)
Non-operating pension and OPEB costs						24	24
Other income, net						(14)	(14)

Adjusted EBITDA	$80	$(5)	$100	$59	$70	$(25)	$279

Twelve months ended December 31, 2015 (unaudited, in millions)	Market pulp	Tissue (2)	Wood products	Newsprint	Specialty papers	Corporate and other	Total

Net income (loss) including noncontrolling interests	$76	$(1)	$2	$(23)	$29	$(338)	$(255)
Interest expense						41	41
Income tax benefit						(1)	(1)
Depreciation and amortization	53	1	37	64	71	11	237

EBITDA	$129	$—	$39	$41	$100	$(287)	$22

Foreign currency translation loss						4	4
Closure costs, impairment and other related charges						181	181
Inventory write-downs related to closures						2	2
Start-up costs						5	5
Non-operating pension and OPEB costs						66	66
Acquisition-related costs						4	4
Other income, net						(8)	(8)

Adjusted EBITDA	$129	$—	$39	$41	$100	$(33)	$276

See Notes to the Unaudited Consolidated Financial Statement Information

RESOLUTE FOREST PRODUCTS INC.

Notes to the Unaudited Consolidated Financial Statement Information

1.	Closure costs, impairment and other related charges for the three and twelve months ended December 31, 2016 and 2015, were comprised of the following:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited, in millions)	2016	2015	2016	2015
Impairment of assets (1)	$22	$175	$22	$176
Accelerated depreciation	2	(1)	35	2
Severance and other costs	1	(1)	5	3

	$25	$173	$62	$181

(1)      Due to declining market conditions, we recorded long-lived asset impairment charges of $22 million for the three and twelve months ended December 31, 2016, related to certain recycled newsprint assets, to reduce the carrying value of the assets to fair value.

2.	Other (expense) income, net for the three and twelve months ended December 31, 2016 and 2015, was comprised of the following:

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Unaudited, in millions)	2016	2015	2016	2015
Foreign exchange loss	$(10)	$(2)	$(7)	$(4)
Gain on disposition of equity method investment	—	—	5	—
Miscellaneous income	3	1	9	8

	$(7)	$(1)	$7	$4

3.	Based on new information relating to facts and circumstances that existed as of November 16, 2015, we finalized in the fourth quarter of 2016 the allocation of the purchase price of Atlas Paper Holdings, Inc. and its subsidiaries (or “Atlas Paper”), prior to the completion of the 12-month measurement period, as permitted. As a result, we recorded a decrease to “Amortizable intangible assets, net” of $30 million, and a corresponding increase to “Goodwill,” net of tax of $10 million, in our consolidated balance sheet.

RESOLUTE FOREST PRODUCTS INC.

Notes to the Reconciliations of Non-GAAP Measures

1.	Operating income (loss), net income (loss) and net income (loss) per share (or “EPS”), in each case as adjusted for special items, as well as earnings before interest expense, income taxes, and depreciation and amortization, or “EBITDA”, and adjusted EBITDA, in each case by reportable segment (market pulp, tissue, wood products, newsprint and specialty papers) in accordance with Financial Accounting Standards Board Accounting Standards Codification 290, “Segment Reporting,” are not financial measures recognized under generally accepted accounting principles, or “GAAP.”

We calculate operating income (loss), as adjusted for special items, as operating income (loss) from our consolidated statements of operations, adjusted for items such as closure costs, impairment and other related charges, inventory write-downs related to closures, start-up costs, gains and losses on disposition of assets, non-operating pension and other postretirement benefit costs and credits, acquisition-related costs, and other charges or credits that are excluded from our segment’s performance from GAAP operating income (loss).

We calculate net income (loss), as adjusted for special items, as net income (loss) from our consolidated statements of operations, adjusted for the same special items applied to operating income (loss), in addition to foreign currency translation gains and losses and other income (expense), net.

EPS, as adjusted for special items, is calculated as net income (loss), as adjusted for special items, per diluted share.

EBITDA by reportable segment is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, allocated to each of our reportable segments, adjusted for depreciation and amortization. EBITDA for corporate and other is calculated as net income (loss) including noncontrolling interests from the consolidated statements of operations, after the allocation to reportable segments, adjusted for interest expense, income taxes, and depreciation and amortization.

Adjusted EBITDA means EBITDA, excluding the same special items applied to net income (loss).

Liquidity is calculated as cash and cash equivalents from our consolidated balance sheets, and availability under our revolving credit facilities.

We believe that using these non-GAAP measures is useful because they are consistent with the indicators management uses internally to measure the Company’s performance, and it allows the reader to more easily compare our ongoing operations and financial performance from period to period. Operating income (loss), net income (loss) and EPS, in each case as adjusted for special items, as well as EBITDA and adjusted EBITDA, are internal measures, and therefore may not be comparable to those of other companies. These non-GAAP measures should not be viewed as substitutes to financial measures determined under GAAP in our consolidated statements of operations in our filings with the Securities and Exchange Commission.

2.	On November 16, 2015, we acquired Atlas Paper, a manufacturer of a range of tissue products for the away-from-home and private-label at-home markets, including virgin and recycled products, covering economy, value and premium grades and operating two tissue mills and a recycling facility in Florida. We began consolidating the results of operations of Atlas Paper in our Consolidated Financial Statements as of November 16, 2015. Atlas Paper’s results of operations are included in the tissue segment.